Exhibit 99.1

Dorian LPG Ltd. Announces First Quarter Fiscal Year 2022 Financial Results

Stamford, CT –August 4, 2021– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended June 30, 2021.

Key Recent Developments

◾	Announced that our Board of Directors has declared a cash dividend of $1.00 per share of the Company’s common stock. The dividend is payable on or about September 8, 2021 to all shareholders of record as of the close of business on August 9, 2021.

◾	Classified the debt-free Captain Markos NL as vessel held-for-sale.

Highlights for the First Quarter Fiscal Year 2022

◾	Revenues of $63.0 million and Time Charter Equivalent (“TCE”)(1) rate for our fleet of $31,571 for the three months ended June 30, 2021, compared to revenues of $73.2 million and TCE rate for our fleet of $41,249 for the three months ended June 30, 2020.

◾	Net income of $5.9 million, or $0.14 earnings per diluted share (“EPS”), and adjusted net income(1) of $5.4 million, or $0.13 adjusted earnings per diluted share (“adjusted EPS”),(1) for the three months ended June 30, 2021.

◾	Adjusted EBITDA(1) of $29.8 million for the three months ended June 30, 2021.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “The safety of our seafarers and shoreside staff remains paramount. We are grateful for their dedication in these challenging times. We declared our first ever dividend and will continue to look at a variety of ways to return capital to shareholders.  In addition, the prospective sale of the Captain Markos NL underscores our commitment to realize value from our asset base.”

First Quarter Fiscal Year 2022 Results Summary

Net income amounted to $5.9 million, or $0.14 per diluted share, for the three months ended June 30, 2021, compared to $12.2 million, or $0.24 per diluted share, for the three months ended June 30, 2020.

Adjusted net income amounted to $5.4 million, or $0.13 per diluted share, for the three months ended June 30, 2021, compared to $12.7 million, or $0.25 per diluted share, for the three months ended June 30, 2020. Net income for the three months ended June 30, 2021 is adjusted to exclude an unrealized gain on derivative instruments of $0.4 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $7.3 million decrease in adjusted net income for the three months ended June 30, 2021, compared to the three months ended June 30, 2020, is primarily attributable to a decrease of $10.2 million in revenues and increases of $2.9 million in vessel operating expenses, $0.6 million in voyage expenses, $0.2 million in depreciation and amortization, and a $1.4 million unfavorable change in other gain/(loss), net, partially offset by decreases of $3.5 million in interest and finance costs, $3.3 million in general and administrative costs, and $1.2 million in charter hire expenses.

The TCE rate for our fleet was $31,571 for the three months ended June 30, 2021, a 23.5% decrease from a TCE rate of $41,249 for the same period in the prior year, primarily driven by increased bunker costs. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 82.3% in the quarter ended June 30, 2020 to 96.1% in the quarter ended June 30, 2021.

Vessel operating expenses per day increased to $10,131 for the three months ended June 30, 2021 compared to $8,686 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $63.0 million for the three months ended June 30, 2021, a decrease of $10.2 million, or 14.0%, from $73.2 million for the three months ended June 30, 2020 primarily due to a decrease in average TCE rates and fleet availability despite an increase in fleet utilization. Average TCE rates decreased by $9,678 from $41,249 for the three months ended June 30, 2020 to $31,571 for the three months ended June 30, 2021. We recognized a reallocation of prior period pool profits based on a periodic review of actual vessel performance in accordance with the pool participation agreements. This resulted in a $31 per operating day increase in our fleet’s overall TCE rates for the three months ended June 30, 2021 due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool. During the three months ended June 30, 2020, we recognized a similar reallocation that resulted in a $916 decrease in our fleet’s overall TCE rates. Excluding these reallocations, TCE rates decreased by $10,625 when comparing the three months ended June 30, 2021 and 2020, primarily driven by higher bunker prices, partially offset by an increase in spot market rates during this period. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton), from Singapore and Fujairah increased from $272 during the three months ended June 30, 2020 to $508 during the three months ended June 30, 2021. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $52.790 during the three months ended June 30, 2021 compared to an average of $41.484 for the three months ended June 30, 2020. Our fleet utilization increased from 82.3% during the three months ended June 30, 2020 to 96.1% during the three months ended June 30, 2021.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $3.5 million and $4.7 million for the three months ended June 30, 2021 and 2020, respectively. The decrease of $1.2 million, or 25.6%, was caused by a decrease in time chartered-in days from 192 for the three months ended June 30, 2020 to 139 for the three months ended June 30, 2021, due to the redelivery of one time chartered in vessel during the period.

Vessel Operating Expenses

Vessel operating expenses were $20.3 million during the three months ended June 30, 2021, or $10,131 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet. Vessel operating expenses per vessel per calendar day increased by $1,445 from $8,686 for the three months ended June 30, 2020 to $10,131 for the three months ended June 30, 2021. The increase in vessel operating expenses for the three months ended June 30, 2021, when compared with the three months ended June 30, 2020, was primarily the result of an increase in crew wages and related costs of $2.3 million, or $1,159 per vessel per calendar day, and an increase in operating expenses related to repairs and maintenance, spares and stores, and coolant costs of $0.7 million, or $342 per vessel per calendar day. COVID-19 related expenses were the primary driver of the increase in crew wages and related costs, particularly in crew travel and medical costs.

General and Administrative Expenses

General and administrative expenses were $8.0 million for the three months ended June 30, 2021, a decrease of $3.3 million, or 28.9%, from $11.3 million for the three months ended June 30, 2020. This was driven by reductions of $2.4 million in cash bonuses and $1.3 million in stock-based compensation. The Compensation Committee of our Board of Directors had not yet approved cash bonuses for our named executive officers as of June 30, 2021.

Interest and Finance Costs

Interest and finance costs amounted to $5.6 million for the three months ended June 30, 2021, a decrease of $3.5 million, or 37.8%, from $9.1 million for the three months ended June 30, 2020. The decrease of $3.5 million during this period was due to (1) a decrease of $1.8 million in amortization of deferred financing fees and loan expenses, primarily resulting from accelerated amortization of $2.1 million during the three months ended June 30, 2020 that did not recur in the current period, and (2) a decrease of $1.7 million in interest incurred on our long-term debt, primarily resulting from a reduction of average indebtedness and a reduced margin on the commercial tranche of the 2015 AR Facility due to the results of our Average Efficiency Ratio (which weighs carbon emissions for a voyage against the design deadweight of a vessel and the distance travelled on such voyage). Average indebtedness, excluding deferred financing fees, decreased from $676.0 million for the three months ended June 30, 2020 to $600.0 million for the three months ended June 30, 2021. As of June 30, 2021, the outstanding balance of our long-term debt, net of deferred financing fees of $10.0 million, was $579.1 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain on derivatives amounted to $0.4 million for the three months ended June 30, 2021, compared to $0.5 million loss for the three months ended June 30, 2020. The favorable $0.9 million difference is primarily attributable to an increase in favorable fair value changes to our interest rate swaps resulting from changes in forward LIBOR yield curves.

Fleet

The following table sets forth certain information regarding our fleet as of July 31, 2021.

	Capacity		Sister		ECO	Scrubber		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Equipped	Employment	Expiration(2)
Dorian VLGCs
Captain Markos NL	82,000	Hyundai	A	2006	—	—	Pool(4)	—
Captain John NP(3)	82,000	Hyundai	A	2007	—	—	Pool(4)	—
Captain Nicholas ML(3)	82,000	Hyundai	A	2008	—	—	Pool-TCO(5)	Q4 2021
Comet	84,000	Hyundai	B	2014	X	X	Pool(4)	—
Corsair(3)	84,000	Hyundai	B	2014	X	X	Time Charter(6)	Q4 2022
Corvette(3)	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cougar	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2021
Concorde(3)	84,000	Hyundai	B	2015	X	X	Time Charter(7)	Q1 2022
Cobra	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q3 2022
Continental	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Constitution	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q1 2023
Cresques(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Clermont	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cratis	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Chaparral	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Copernicus	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Challenger	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2022
Caravelle	84,000	Hyundai	B	2016	X	—	Pool-TCO(5)	Q1 2022
Total	1,842,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai		2020	X	X	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2023.

Market Outlook & Update

Global seaborne LPG supply increased an estimated 1.5 million tons during the second calendar quarter of 2021 compared to the first calendar quarter of 2021 and a 6% increase from the same period of 2020. The majority of this increase was from the U.S. where exports reached an average of 4.4 million tons per month in the second calendar quarter of 2021. Middle Eastern LPG seaborne supply remained relatively constant with production cuts and Iranian Sanctions remaining in place.

Crude oil prices rose throughout the second calendar quarter of 2021 with Brent averaging approximately $69 per barrel, compared to $32 per barrel during the same period in 2020. Flat prices of propane and butane consequently rose, however, the percentage of propane and butane compared to crude oil dropped from the previous quarter across all major regions.

With higher seaborne supply, imports into the major consuming regions rose particularly to China, where LPG imports increased from around 5.7 million tons during the first calendar quarter of 2021 to 6.5 million tons during the second calendar quarter of 2021. After two new propane dehydrogenation plants began operating in the first calendar quarter of 2021, a new steam cracker utilizing imported propane as the feedstock started production in April 2021.

Petrochemical margins increased throughout the first calendar quarter of 2021 and this trend continued into the second calendar quarter of 2021 as a number of facilities did not return to full operation after being shut in the first quarter. This was most noticeable in the western hemisphere. Consumption of LPG as a feedstock for petrochemicals increased in the second calendar quarter of 2021 compared to the first quarter with propane favored as a feedstock for the production of ethylene over naphtha. The propane-naphtha spread in north-western Europe widened to -$90 per ton on average in the second calendar quarter of 2021, compared to an average of -$23 per ton during the first quarter. Towards the end of the second quarter, however, margins for the production of ethylene via steam cracking started to decline, with the largest declines in the eastern hemisphere.

The Baltic VLGC index averaged around $53 per ton in the second calendar quarter of 2021, only $2 per ton below the performance of the Baltic Index as of the first calendar quarter of 2021.

Currently, the VLGC orderbook stands at approximately 22% of the current global fleet. An additional 70 VLGCs, equivalent to roughly 6.2 million cbm of carrying capacity, are expected to be added to the global fleet by calendar year-end 2023. The average age of the global fleet is now approximately 10 years old.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expires during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition, and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended
(in U.S. dollars, except fleet data)	June 30, 2021	June 30, 2020
Statement of Operations Data
Revenues	$62,950,738	$73,165,324
Expenses
Voyage expenses	1,356,392	815,195
Charter hire expenses	3,508,070	4,715,598
Vessel operating expenses	20,281,554	17,389,363
Depreciation and amortization	17,142,915	16,890,413
General and administrative expenses	8,038,807	11,302,976
Total expenses	50,327,738	51,113,545
Other income—related parties	632,888	468,023
Operating income	13,255,888	22,519,802
Other income/(expenses)
Interest and finance costs	(5,649,774)	(9,087,236)
Interest income	186,299	124,835
Unrealized gain/(loss) on derivatives	433,726	(495,806)
Realized gain/(loss) on derivatives	(903,718)	(806,229)
Other gain/(loss), net	(1,453,321)	(87,361)
Total other income/(expenses), net	(7,386,788)	(10,351,797)
Net income	$5,869,100	$12,168,005
Earnings per common share—basic	0.14	0.24
Earnings per common share—diluted	$0.14	$0.24
Financial Data
Adjusted EBITDA(1)	$29,778,905	$41,114,067
Fleet Data
Calendar days(2)	2,002	2,002
Time chartered-in days(3)	139	192
Available days(4)	2,030	2,132
Operating days(5)(8)	1,951	1,754
Fleet utilization(6)(8)	96.1%	82.3%
Average Daily Results
Time charter equivalent rate(7)(8)	$31,571	$41,249
Daily vessel operating expenses(9)	$10,131	$8,686

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars)	June 30, 2021	June 30, 2020
Net income	$5,869,100	$12,168,005
Interest and finance costs	5,649,774	9,087,236
Unrealized gain/(loss) on derivatives	(433,726)	495,806
Realized loss on interest rate swaps	903,718	541,705
Stock-based compensation expense	647,124	1,930,902
Depreciation and amortization	17,142,915	16,890,413
Adjusted EBITDA	$29,778,905	$41,114,067

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance (e.g., repositioning following drydocking, commercial waiting, etc.). We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies. Note that our calculation of TCE includes our portion of the net profit of the Helios Pool, which may also cause our calculation to differ from that of companies which do not account for pooling arrangements as we do.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars, except operating days)	June 30, 2021	June 30, 2020
Numerator:
Revenues	$62,950,738	$73,165,324
Voyage expenses	(1,356,392)	(815,195)
Time charter equivalent	$61,594,346	$72,350,129

Pool adjustment*	(59,358)	1,607,872
Time charter equivalent excluding pool adjustment*	$61,534,988	$73,958,001

Denominator:
Operating days	1,951	1,754
TCE rate:
Time charter equivalent rate	$31,571	$41,249
TCE rate excluding pool adjustment*	$31,540	$42,165

*  Adjusted for the effect of reallocations of pool profits in accordance with the pool participation agreements due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended
	June 30, 2021	June 30, 2020
Company Methodology:
Operating Days	1,951	1,754
Fleet Utilization	96.1%	82.3
Time charter equivalent rate	$31,571	$41,249

Alternate Methodology:
Operating Days	2,030	2,132
Fleet Utilization	100.0%	100.0
Time charter equivalent rate	$30,342	$33,935

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended
(in U.S. dollars, except share data)	June 30, 2021	June 30, 2020
Net income	$5,869,100	$12,168,005
Unrealized (gain)/loss on derivatives	(433,726)	495,806
Adjusted net income	$5,435,374	$12,663,811

Earnings per common share—diluted	$0.14	$0.24
Unrealized (gain)/loss on derivatives	(0.01)	0.01
Adjusted earnings per common share—diluted	$0.13	$0.25

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	June 30, 2021	March 31, 2021
Assets
Current assets
Cash and cash equivalents	$78,254,455	$79,330,007
Restricted cash—current	5,315,951	5,315,951
Trade receivables, net and accrued revenues	293,053	202,221
Due from related parties	43,587,076	56,191,375
Inventories	1,972,428	2,007,464
Vessel held for sale	38,975,510	—
Prepaid expenses and other current assets	12,518,123	10,296,229
Total current assets	180,916,596	153,343,247
Fixed assets
Vessels, net	1,326,629,701	1,377,028,255
Vessels under construction	8,057,066	—
Other fixed assets, net	127,211	148,836
Total fixed assets	1,334,813,978	1,377,177,091
Other non-current assets
Deferred charges, net	11,372,490	10,158,202
Due from related parties—non-current	22,000,000	23,100,000
Restricted cash—non-current	82,403	81,241
Operating lease right-of-use assets	15,317,897	17,672,227
Other non-current assets	83,723	82,837
Total assets	$1,564,587,087	$1,581,614,845
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$14,150,781	$9,831,328
Accrued expenses	10,667,824	8,765,264
Due to related parties	39,023	117,803
Deferred income	1,042,433	853,983
Derivative instruments	776,168	1,100,529
Current portion of long-term operating lease liabilities	9,646,563	9,591,447
Current portion of long-term debt	51,820,283	51,820,283
Total current liabilities	88,143,075	82,080,637
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	527,317,928	539,651,761
Long-term operating lease liabilities	5,668,299	8,080,995
Derivative instruments	3,345,497	3,454,862
Other long-term liabilities	1,563,914	1,521,260
Total long-term liabilities	537,895,638	552,708,878
Total liabilities	626,038,713	634,789,515
Commitments and contingencies
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 51,087,209 and 51,071,409 shares issued, 40,487,802 and 41,493,275 shares outstanding (net of treasury stock), as of June 30, 2021 and March 31, 2021, respectively	510,873	510,715
Additional paid-in-capital	757,423,183	756,776,217
Treasury stock, at cost; 10,599,407 and 9,578,134 shares as of June 30, 2021 and March 31, 2021, respectively	(114,655,294)	(99,862,114)
Retained earnings	295,269,612	289,400,512
Total shareholders’ equity	938,548,374	946,825,330
Total liabilities and shareholders’ equity	$1,564,587,087	$1,581,614,845

Conference Call

A conference call to discuss the results will be held today, August 4, 2021 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13721915. The replay will be available until August 11, 2021, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-three modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking and Other Cautionary Statements

This is an irregular dividend. Future declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.